Exhibit 99.1

American Rebel Light Beer Announces Placements of Multi-Case Product Displays at Key Strategic and Premium Retail Accounts Across Tennessee

Strong Customer Demand and Engagement In “Scan to Win” Promotion as Consumers Continue to Choose American Rebel Premium Light Lager

Nashville, TN, Dec. 16, 2024 (GLOBE NEWSWIRE) -- American Rebel Holdings, Inc. (NASDAQ: AREB) (“American Rebel” or the “Company”), America’s Patriotic Brand and creator of American Rebel Light Beer ( www.americanrebelbeer.com ), is proud to announce the rollout and placement of American Rebel Light at several key retail locations throughout Tennessee. American Rebel Light Beer is quickly becoming the domestic light beer of choice for consumers looking for a beer that embodies the American Spirit and love for our country. In the first few weeks following the initial production run and delivery to our Tennessee distribution partner, Best Brands ( www.bestbrandsinc.com ), American Rebel Premium Light Beer has been placed in several key retail locations across Tennessee that are participating in our “Scan to Win” promotion.

American Rebel Light “Scan to Win” Promotion Available at Key Strategic Retail Locations in TN

Effective immediately and scheduled to run through January 2025, American Rebel Light Beer “Scan to Win” multi-case displays (12oz and 16oz “Tall Boys”) are available at the following Tennessee retailers.

American Rebel Light Beer Scan to Win Promotion Locations - Tennessee
Frugal MacDougal	701 Division Street	Nashville	TN	37203
RED Spirits & Wine	7066 US-70S	Nashville	TN	37221
Wendell Smith Liquor Store	5300 Charlotte Avenue	Nashville	TN	37209
Providence Wine & Spirits	1986 Providence Parkway	Mt. Juliet	TN	37122
Bluegrass Beverages	355 Main	Hendersonville	TN	37035
Pour Vous! Spirits, Wine & Beer	263 Indian Lake Blvd	Hendersonville	TN	37075
Liquor Planet	3508 Shelbyville Highway	Murfreesboro	TN	37127
Jingo Market	2431 Fairview Blvd	Fairview	TN	37062
Riverstone Wine & Spirits	157 Ocoee Crossing	Cleveland	TN	37312
Harry’s Wine & Spirits	705 Signal Mountain Road	Chattanooga	TN	37405
Vine & Barrel	5506 Hixon Vine	Chattanooga	TN	37343
Millington Liquor Store	5073 Navy Road	Millington	TN	38503
Caesar’s Wine & Liquor	9959 U.S. 64	Arlington	TN	38002
American Rebel Light – America’s Patriotic Beer

To celebrate the successful roll out in Tennessee, the company previously announced that it is hosting a launch party for American Rebel Light Beer at Kid Rock’s Big Ass Honky Tonk Rock ‘n’ Roll Steakhouse ( https://www.kidrockshonkytonkandsteakhouse.com ). This highly anticipated event will take place on Tuesday, December 17, 2024, from 6 PM to 10 PM , at one of Nashville’s most iconic honky-tonk destinations.

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Andy Ross, CEO of American Rebel , added, “We’re ready to rock Nashville and celebrate America with the introduction of American Rebel Light Beer—America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer . Come join the Rebellion!”

American Rebel Premium Light Lager, America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer is quickly becoming America’s domestic beer of choice as consumers look for a quality light beer that aligns with true American Values including Freedom, Liberty, Hard Work, Perseverance, Patriotism and National Pride.

American Rebel Light Beer , a refreshingly bold addition to the premium domestic light lager beer market, Is designed for beer enthusiasts who crave flavor without compromise. This light beer combines a crisp, smooth taste with a rebellious patriotic spirit that’s uniquely American. American Rebel Light Beer offers a satisfying flavor profile that stands out in the crowded light beer category. American Rebel Light is a true domestic light lager that tastes like a full-bodied beer.

“American Rebel Light Beer is more than just a beverage; it’s a celebration of freedom, individuality, and the uncompromising pursuit of quality,” said Todd Porter, President at American Rebel Beverages, LLC . “American Rebel crafted this premium light lager beer to embody the independent spirit that defines our brand and resonates with patriotic customers across the state of Tennessee and across this great nation. There has been significant customer interaction and engagement as they can simply “scan to win” an American Rebel Safe, while they are purchasing and stocking up on 12oz and 16oz American Rebel Light Beer to enjoy with family and friends over the holidays and the New Year”.

Premium Domestic Light Lager Beer, All Natural, Crisp, Clean, Bold Taste, Lighter Feel

With approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, American Rebel Light Beer delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s all natural with no added supplements and importantly does not use corn, rice or other sweeteners typically found in mass production domestic light lager beers.

About American Rebel Light Beer

Produced in partnership with AlcSource, American Rebel Light Beer is a Domestic Premium Light Lager celebrated for its exceptional quality and patriotic values. It stands out as America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer.

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About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) has operated primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products and has recently transitioned into the beverage industry through the introduction of American Rebel Beer. The Company also designs and produces branded apparel and accessories. To learn more, visit www.americanrebelbeer.com or www.americanrebel.com . For investor information, visit www.americanrebel.com/investor-relations

American Rebel Holdings, Inc.

info@americanrebel.com

American Rebel Beverages, LLC

Todd Porter, President

tporter@americanrebelbeer.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of the launch party, actual launch timing and availability of American Rebel Beer, success and availability of the “Scan to win” promotion, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

tporter@americanrebelbeer.com

info@americanrebel.com

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